SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

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[  ] Preliminary Proxy Statement
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 Rule 14a-6(e)(2))
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[X] Definitive Additional Materials
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QUANTUM CORPORATION
(Name of registrant as specified in its charter)

VIEX OPPORTUNITIES FUND, LP - SERIES ONE
VIEX OPPORTUNITIES FUND, LP - SERIES TWO
VIEX SPECIAL OPPORTUNITIES FUND III, LP
VIEX GP, LLC
VIEX SPECIAL OPPORTUNITIES GP III, LLC
VIEX CAPITAL ADVISORS, LLC
ERIC SINGER
MARK BONNEY
DALE L. FULLER
JOHN MUTCH
CLIFFORD PRESS
RAGHAVENDRA RAU
(Name of person(s) filing proxy statement, if other than the registrant)

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VIEX Opportunities Fund, LP - Series One, together with the other participants named herein (collectively, the "VIEX Participants"), made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of the VIEX Participants' slate of five highly qualified director nominees to the Board of Directors (the "Board") of Quantum Corporation, a Delaware corporation (the "Company"), at the Company's upcoming annual general meeting of stockholders scheduled for March 31, 2017, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the "Annual Meeting").
On March 2, 2017, VIEX Capital Advisors, LLC, and certain of its affiliates (collectively, "VIEX") entered into an agreement (the "Settlement Agreement") with the Company.
Pursuant to the Settlement Agreement, the Company's Board agreed to decrease the size of the Board from nine to seven following the Annual Meeting of Stockholders to be held on March 31, 2017 (the "Annual Meeting").  The Company and VIEX have agreed that the Company shall nominate the following individuals for election as directors at the Annual Meeting: Paul R. Auvil III, Gregg J. Powers, Clifford Press, Raghu Rau, Jon W. Gacek, David E. Roberson and John Mutch.  The parties have agreed that Mr. Auvil will serve as Chairman of the Board. The Company has also agreed that, until the Annual Meeting, Messrs. Rau and Mutch may attend meetings of the Board in a "board observer" capacity, subject to certain limitations. As part of the Settlement Agreement, VIEX withdrew its notice of stockholder nominations dated February 2, 2017. The Settlement Agreement further provides that VIEX will vote ratably all of the Shares that it beneficially owns for the election of each of the foregoing director nominees at the Annual Meeting.
As part of the settlement, the Company has agreed to form a Search Committee consisting of Messrs. Powers and Press. The Search Committee will engage Korn/Ferry International to assist the Company in recruiting and appointing three highly qualified new, independent directors to replace Messrs. Mutch, Gacek and Roberson following their election at the Annual Meeting.   The Search Committee will consult with Mr. Auvil throughout the process.  The Company and VIEX have agreed that the new independent directors shall (i) not have, and have not had in the past three (3) years, a professional or other material relationship with the Company, VIEX or any of their respective affiliates and their and their affiliates' respective directors, officers or managing members, (B) qualify as an "independent director" under applicable rules and regulations (with at least one new director who is qualified to serve as chair of the audit committee of the Board (the "Audit Committee") and one who is qualified to serve as a member of the Leadership and Compensation Committee (the "LCC"), and (C) have data storage expertise, with at least one new director having expertise in the cloud/software space. The Company has granted VIEX a right to approve or reject all candidates recommended by the Search Committee prior to such candidates being presented to the full Board (and VIEX has agreed not to unreasonably withhold its consent to the nomination of candidates recommended by the Search Committee). The Company has agreed to appoint two of the new independent directors within 60 days of the date of the Settlement Agreement and the third new independent director within 90 days of the date of the Settlement Agreement.
In accordance with the foregoing, each of Messrs. Mutch, Gacek and Roberson have executed letters of resignation from the Board that will become effective upon the appointment of the new directors, with Mr. Mutch's resignation to become effective upon the appointment of the first new director, Mr. Gacek's resignation to become effective upon the appointment of the second new director and Mr. Roberson's resignation to become effective upon the appointment of the third new director.  Mr. Gacek will continue as the Company's Chief Executive Officer following his resignation from the Board of Directors and Mr. Gacek has agreed to waive any claim under the Quantum Corporation Amended and Restated Change of Control Agreement dated as of December 3, 2015 (the "CoC Agreement") solely with respect to any claim or potential claim arising or that may be deemed to arise as a result of Mr. Gacek's resignation from the Board. In connection with the resignation of Mr. Roberson, the Board will appoint a qualified new director to fill the vacancies on the Audit Committee and the LCC.
In addition, if any of the VIEX nominees is unable to serve as a director, resigns as a director or is removed as a director prior to the Next Annual Meeting (defined below), other than as a result of the resignations described above, VIEX will have the ability to identify a replacement.
Pursuant to the Settlement Agreement, the Company has agreed to nominate Messrs. Auvil, Powers, Press and Rau (including any replacement directors) and the three new, independent directors who will replace Messrs. Mutch, Gacek and Roberson for election at the Next Annual Meeting of Stockholders to be held no later than August 31, 2017 (the "Next Annual Meeting"), unless (i) (A) the standstill period (described below) has terminated, and (B) VIEX is soliciting proxies with respect to the election of directors in opposition to the Company at the Next Annual Meeting or taking any action to support a solicitation of proxies with respect to the election of directors in opposition to the Company at the Next Annual Meeting, or (ii) the Termination Date (defined below) has occurred. If the standstill period remains in effect, VIEX has agreed that it will vote ratably all of the Shares that it beneficially owns for the election of each of the Company's director nominees at the Next Annual Meeting.

 The right of VIEX under the Settlement Agreement to participate in the recommendation of replacement directors, should one of their nominees be unable to serve, and in the selection of new directors (each as described above) shall automatically terminate on the date that VIEX sells or transfers beneficial ownership of Shares such that VIEX's aggregate beneficial ownership of Shares decreases to less than one percent (1%) of the Company's then outstanding Shares (the "Termination Date").
The Settlement Agreement also provides that VIEX will be subject to certain standstill provisions. Such provisions generally remain in effect until the completion of the Next Annual Meeting, subject to earlier termination under certain circumstances. These provisions restrict VIEX's ability to engage in certain proxy solicitations, make certain stockholder proposals, call meetings of stockholders or solicit consents from stockholders, obtain additional representation on the Board or seek to remove any of the Company's directors. The Company has agreed that it will accept stockholder nominations for director and proposals of business for the Next Annual Meeting until June 30, 2017.
The Company has also agreed to reimburse VIEX for its out-of-pocket fees and expenses (including legal expenses) incurred in connection with the nomination of candidates for director by VIEX, the preparation of proxy materials and other communications, the negotiation and execution of the Settlement Agreement and all other activities related thereto, up to a maximum of $350,000. Each of the parties to the Settlement Agreement has also agreed to mutual non-disparagement obligations.
The foregoing description of the terms and conditions of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Settlement Agreement, which is attached as Exhibit 10.1 to the Company's Current Report on Form 8-K filed March 3,2017 and incorporated herein by reference.

Company shareholders who have signed and delivered a GOLD proxy card to the VIEX Participants are hereby informed that such proxy card will not be voted at the Annual Meeting because of the terms of the Settlement Agreement.

In connection with the Settlement Agreement, the Company issued the following press release:

Quantum Corporation and VIEX Capital Advisors Sign Agreement to Reconstitute
Quantum Board to Consist of a Majority of New Directors

SAN JOSE, Calif. — March 3, 2017 — Quantum Corp. (NYSE: QTM) today announced that it has reached an agreement with VIEX Capital Advisors, LLC, which owns approximately
 11 percent of outstanding shares of Quantum's common stock, to reconstitute the Quantum board of directors with a majority of new, independent directors over the next several months. Specifically, Quantum has committed to identify, within the next 90 days and subject to VIEX's approval, three new, independent and qualified directors to be appointed to the board following the company's fiscal 2016 Annual Meeting of Stockholders to be held on March 31, 2017 (the "2016 Annual Meeting").

Quantum and VIEX have agreed that the new independent directors will be appointed as soon as possible after the 2016 Annual Meeting in accordance with a specific vetting and approval process outlined below. The new directors will be part of a seven-person slate of nominees presented to stockholders for election to the board later this year at the fiscal 2017 Annual Meeting of Stockholders (the "2017 Annual Meeting") to be held in August 2017. In addition to the new directors, the nominees at the 2017 Annual Meeting will be current board members Paul Auvil III, Gregg Powers and Clifford Press, and new board member Raghavendra Rau. With Mr. Rau and three new independent directors joining what will be a seven-person board, the company will have a reconstituted board consisting of a majority of new directors. The company has committed to hold the 2017 Annual Meeting not later than Aug. 31, 2017.

Paul Auvil III, chairman of the board, stated, "We are pleased to have reached an agreement with VIEX that we collectively believe will help us deliver long-term value to all Quantum stockholders and reinforces the company's position as a reliable long-term partner for its customers. As we continue to focus on executing against our strategic plan, which has driven strong financial results in our current fiscal year, we look forward to reconstituting our board with new, highly qualified, independent directors to help us work cooperatively towards accelerating our positive momentum and building a bright future for our stockholders."

Quantum Corporation and VIEX Capital Advisors Sign Agreement to Reconstitute Quantum Board to Consist of a Majority of New Directors
March 3, 2017, 5:00 a.m. PST – Page 2
Eric Singer, founder and managing member of VIEX, stated, "With this agreement, we believe that the company will have the broad-base support of stockholders that we believe is integral to maximizing value. VIEX has been laser-focused on enhancing stockholder value and appreciates that the company agrees the best way forward is to reconstitute the board with a majority of new directors. We appreciate the constructive involvement of Gregg and Paul and have full confidence that they, together with the other members of the reconstituted board, will be fully aligned with stockholders. We look forward to working with the reconstituted board to leverage Quantum's inherent strengths and industry-leading positions to take advantage of market dynamics and build on its momentum."

The 2016 Annual Meeting

Quantum and VIEX have agreed that stockholders will get to vote to elect the following seven individuals at the 2016 Annual Meeting:

Current board members

•	Paul Auvil III, chairman
•	Jon Gacek, president and CEO
•	Gregg Powers
•	Clifford Press
•	David Roberson

New members

•	John Mutch
•	Raghavendra Rau

Current Quantum board members Robert Andersen, Louis DiNardo, Dale Fuller and David Krall will not stand for re-election at the 2016 Annual Meeting. As part of the agreement, VIEX will vote all of its shares in favor of all seven of the board's nominees at the 2016 Annual Meeting.

Mr. Auvil added, "On behalf of the board, I also would like to thank Robert Andersen, Louis DiNardo, Dale Fuller and David Krall for their many contributions and dedication to Quantum over the past several years."

Quantum Corporation and VIEX Capital Advisors Sign Agreement to Reconstitute Quantum Board to Consist of a Majority of New Directors
March 3, 2017, 5:00 a.m. PST – Page 3
Appointment of Three New Independent Directors

 In addition, under the terms of the agreement, the Quantum board immediately will retain Korn Ferry International to commence a search for three new, independent and qualified directors. The primary focus will be recruiting and appointing new directors who possess data storage expertise, including at least one new director who has cloud storage software experience. Further, the company will seek to add at least one new director who is qualified to serve as chair of the board's Audit Committee and one director who is qualified to serve on the Leadership and Compensation Committee. These directors ultimately will replace three of the directors being nominated for election at the 2016 Annual Meeting.

Director Selection Process

Quantum and VIEX have agreed to a specific process for the selection and appointment of the three new directors, as follows:

•	Messrs. Powers and Press will run the selection process and will be responsible for interviewing the director candidates.
•	Messrs. Powers and Press will consult with Mr. Auvil once they have agreed on a candidate that meets the identified criteria.
•
Following that consultation, Messrs. Powers and Press will notify VIEX about a selected candidate and provide an opportunity for VIEX to interview him/her and decide whether to approve the candidate for presentation to the full board. VIEX will not unreasonably withhold its consent.

•	Upon VIEX's approval, a candidate will be presented to the full board for review and approval, and the directors will have an opportunity to meet the candidate in advance.
•	If approved by the full board, the candidate will be appointed as a director immediately.
•	The new directors as they are elected will replace Messrs. Mutch, Gacek and Roberson in that order. Mr. Gacek will remain president and CEO.

Timing of Appointment of New Directors

Quantum and VIEX have agreed that two of the new independent directors shall be seated no later than 60 days following the date of the settlement agreement and that the third new independent director shall be seated no later than 90 days following the date of the settlement agreement.

Quantum Corporation and VIEX Capital Advisors Sign Agreement to Reconstitute Quantum Board to Consist of a Majority of New Directors
March 3, 2017, 5:00 a.m. PST – Page 4
The 2017 Annual Meeting

 Quantum has committed to hold the 2017 Annual Meeting in August 2017 and agreed to not delay the 2017 Annual Meeting past Aug. 31, 2017. At the 2017 Annual Meeting, stockholders will have the opportunity to vote for the election of the reconstituted board.

VIEX Standstill Agreement

Subject to earlier termination under certain circumstances, VIEX has agreed to standstill provisions through the next two Quantum annual meetings: the 2016 Annual Meeting to be held on March 31, 2017 and the 2017 Annual Meeting to be held in August 2017. After the 2017 Annual Meeting, the VIEX standstill will expire.

The full text of the agreement between Quantum and VIEX will be included as an exhibit to a current report on Form 8-K, which will be filed with the Securities and Exchange Commission.

Quantum stockholders are not required to take any action at this time.

About Quantum

Quantum is a leading expert in scale-out tiered storage, archive and data protection, providing solutions for capturing, sharing and preserving digital assets over the entire data lifecycle. From small businesses to major enterprises, more than 100,000 customers have trusted Quantum to address their most demanding data workflow challenges. Quantum's end-to-end, tiered storage foundation enables customers to maximize the value of their data by making it accessible whenever and wherever needed, retaining it indefinitely and reducing total cost and complexity. See how at www.quantum.com/customerstories.

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Quantum and the Quantum logo are either registered trademarks or trademarks of Quantum Corporation and its affiliates in the United States and/or other countries. All other trademarks are the property of their respective owners.

Safe Harbor Statement
"Safe Harbor" Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Specifically, without limitation, statements regarding anticipated market forecasts and trends, and Quantum's financial forecast, business prospects and strategies are forward-looking statements within the meaning of the Safe Harbor. All forward-looking statements are based on information available to Quantum on the date hereof. These statements involve known and unknown risks, uncertainties and other factors that may cause Quantum's actual results to differ materially from those implied by the forward-looking statement. More detailed information about these risk factors, and additional risk factors, are set forth in Quantum's periodic filings with the Securities and Exchange Commission, including, but not limited to, those risks and uncertainties listed in the section entitled "Risk Factors," in Quantum's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 3, 2016. Quantum expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Quantum Corporation and VIEX Capital Advisors Sign Agreement to Reconstitute Quantum Board to Consist of a Majority of New Directors
March 3, 2017, 5:00 a.m. PST – Page 5
Important Information
Quantum Corporation (the "Company"), its directors, Messrs. John Mutch and Raghavendra Rau, who are nominees for director, and certain executive officers will be participants in the solicitation of proxies from stockholders in connection with the Company's Annual Meeting of Stockholders for the fiscal year ended March 31, 2016 (the "Annual Meeting"). Information with respect to the holdings of the participants (other than Messrs. Mutch and Rau) in the Company's common stock as of February 20, 2017 was included in a Proxy Statement filed with the SEC under Regulation 14A on February 22, 2017. Messrs. Mutch and Rau do not currently own any shares of common stock. Additional information regarding the participants, including updated information as to their direct or indirect interests, by security holdings or otherwise, will be included in the revised Proxy Statement and other relevant documents to be filed with the SEC in connection with the Annual Meeting. To the extent that holdings of the Company's securities change from the amounts previously disclosed, such changes will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Promptly after filing its revised definitive Proxy Statement with the SEC, the Company will mail the revised definitive Proxy Statement to each stockholder entitled to vote at the Annual Meeting. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain, free of charge, the Company's preliminary proxy statement, any amendments or supplements thereto and any other relevant documents filed by the Company with the SEC in connection with the Annual Meeting at the SEC's website (http://www.sec.gov). Copies of the Company's revised definitive proxy statement, any amendments or supplements thereto and any other relevant documents filed by the Company with the SEC in connection with the Annual Meeting will also be available, free of charge, at the Company's website (www.quantum.com) or by writing to Investor Relations, Quantum Corporation, 224 Airport Parkway, Suite 550, San Jose, CA 95110.

Quantum Contacts

For Media
Sard Verbinnen & Co
Steven Goldberg / John Christiansen
+1 (310) 201-2040 / +1 (415) 618-8750
quantum-svc@sardverb.com

Quantum Corp.
Brad Cohen
+1 (408) 944-4044
brad.cohen@quantum.com

For Investors
MacKenzie Partners, Inc.
Dan Burch / Bob Marese
+1 (212) 929-5500
dburch@mackenziepartners.com or bmarese@mackenziepartners.com

The Blueshirt Group
Brinlea Johnson / Allise Furlani
+1 (212) 331 8424 / +1 (212) 331-8433
brinlea@blueshirtgroup.com or allise@blueshirtgroup.com